Exhibit 4.33

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on March 21, 2024 (the “Execution Date”) between:

(1)
17 Education & Technology Group Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and
(2)
Mr. Andy Chang Liu, a PRC individual and holder of the ID Card No. *** (the “Purchaser”).

The Company and the Purchaser may hereinafter be collectively referred to as the “Parties”, and each, a “Party”.

RECITALS

The Company intends to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company certain number of Class B ordinary shares of the Company, par value US$0.0001 per share (“Class B Ordinary Share”), in accordance with the terms and conditions of this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1

ISSUANCE OF Shares
1.1
Issuance of Class B Ordinary Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company 58,453,168 Class B Ordinary Shares (the “Subscribed Shares”) at a subscription price of US$0.0532 per Class B Ordinary Share, being the average closing price per ordinary share for the 30 trading days preceding the date of this Agreement, and for an aggregate consideration of US$3,109,708.54 (the “Consideration Amount”).
SECTION 2

CLOSING
2.1
The Closing. The closing of the subscription and issuance of the Subscribed Shares hereunder shall take place remotely via the exchange of documents and signatures on a date specified by the Parties as soon as practicable after satisfaction of the conditions as set forth in Section 4, or at such other time and place as mutually agreed by the Parties (the “Closing”, and such date, the “Closing Date”). “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in (i) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands, or (ii) the PRC or Hong Kong, with respect to any action to be undertaken or notice to be given in such jurisdiction.
2.2
Registration of the Subscribed Shares. Notwithstanding anything to the contrary herein, the Purchaser shall be permitted to designate an entity to purchase the Subscribed Shares upon Closing (the “Designated Entity”). The Purchaser hereby agrees the Subscribed Shares to be registered in the name of the Designated Entity and at the Closing, the Company shall update the register of members to show the Designated Entity as the holder of the Subscribed Shares.
2.3
Payment of the Consideration Amount. The Company and the Purchaser agree that the Consideration Amount shall be paid by the Purchaser by wire transfer with immediately available funds in U.S. dollars or an equivalent amount in RMB converted at the exchange rate in effect as of the date of this Agreement as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System, to the bank account(s) designated by the Company no later than five (5) Business Days prior to the Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Party, severally but not jointly, hereby represents and warrants to the other Party as follows:

3.1
Authorization. Such Party has all requisite power, authority and capacity to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by such Party. This Agreement, when executed and delivered by such Party, will constitute its valid and legally binding obligations, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
SECTION 4

CONDITIONS TO THE PARTIES’ OBLIGATIONS AT THE CLOSING

The obligation of the Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the fulfillment or waiver by the Parties, on or prior to the Closing, of the following conditions:

4.1
Proceedings and Documents. The board of directors of the Company (the “Board”) shall have approved the transaction contemplated hereunder.
SECTION 5

Miscellaneous

5.1
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be referred to arbitration administered by the Hong Kong International Arbitration Centre.
5.2
Survival. The representations, warranties, covenants and agreements made herein by the Company shall survive the Closing of the transactions contemplated hereby.
5.3
Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by any Party to any third party without the written consent of the other Party.
5.4
Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of both Parties.
5.5
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.
5.6
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Electronic PDF, facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
5.7
Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effects the Parties’ intent in entering into this

Agreement.
5.8
Confidentiality. Save as provided in this Agreement, none of the Parties shall disclose any information concerning this Agreement, the transactions contemplated in this Agreement or any other arrangement involving the Company and the Purchaser without the prior written consent of the other Party. Notwithstanding the foregoing, this Agreement may be disclosed: (a) to the legal, financial and other advisors, employees and agents of the Parties hereto and their respective affiliates on a need-to-know basis; and (b) otherwise by any party as may be required by any law or regulatory authority with jurisdiction over such party.
5.9
Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated under this Agreement.
5.10
Expenses and Taxes. The Company shall bear all the legal, professional and other third-party fees, costs and expenses incurred related to the transactions contemplated hereby. The Purchaser shall bear all taxes that are required by applicable laws to be paid by him arising out of the transactions contemplated under this Agreement.
5.11
Termination. This Agreement may be terminated by the mutual consent of the Parties. Upon the termination of this Agreement, this Agreement shall forthwith become null and void except for the provisions of Section 5.8, which shall survive such termination.

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

company

17 Education & Technology Group Inc.

By: /s/ Michael Chao Du________

Name: Michael Chao Du

Title: Director and Chief Financial Officer

Signature Page

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

By: /s/ Andy Chang Liu________

Name: Andy Chang Liu

Signature Page